Exhibit 99.1
Orion Energy Systems, Inc. Announces Preliminary Fiscal 2011 Fourth Quarter and Full-Year Results
MANITOWOC, Wis. — May 18, 2011 (BUSINESS WIRE) Orion Energy Systems, Inc. (NYSE Amex: OESX), a leading power technology enterprise, announced today preliminary financial results for its fiscal 2011 fourth quarter and full fiscal-year ended March 31, 2011.
Fourth Quarter of Fiscal 2011
For the fourth quarter of fiscal 2011, Orion reported preliminary revenues of $31.6 million under generally accepted accounting principles (GAAP), a 68% increase compared to $18.9 million for the fourth quarter of fiscal 2010. Total backlog at the end of the fourth quarter of fiscal 2011 was $7.8 million, which included $6.5 million of solar photovoltaic (PV) system orders, compared to $3.2 million at the end of the fourth quarter of fiscal 2010 and $8.6 million at the end of the third quarter of fiscal 2011. Orion generally expects the non-solar PV backlog to be recognized as GAAP revenue in the first quarter of fiscal 2012, with the portion of backlog relating to solar PV orders recognized within the first three quarters of fiscal 2012.
Contracted revenues for the fourth quarter of fiscal 2011 were $29.0 million, a 77% increase versus the prior year fiscal 2010 fourth quarter total of $16.4 million. Included in the $29.0 million were $25.4 million in cash orders and $3.6 million in financed contracts from Orion Throughput Agreements (OTAs). Prior year contracted revenues included $13.1 million in cash orders and $3.3 million in financed contracts from OTA agreements. See the section below titled “Definition and Reconciliation of Contracted Revenues” for details on how Orion defines contracted revenues.
For the fourth quarter of fiscal 2011, the Company reported preliminary GAAP net income of $1.8 million, or $0.08 per share, which included a favorable one-time tax benefit of $0.6 million, or $0.03 per share, from the conversion of incentive stock options to non-qualified stock options. For the fourth quarter of fiscal 2010, GAAP net loss was $(0.8 million), or $(0.04) per share.
Full Fiscal Year 2011
For the full fiscal year 2011, preliminary GAAP revenues were $89.7 million, an increase of 37% compared to $65.4 million for fiscal year 2010. For fiscal year 2011, Orion also reported contracted revenues of $103.9 million, a 41% increase compared to $73.9 million for fiscal year 2010. Included in the $103.9 million were $87.4 million in cash orders and $16.5 million in financed contracts from OTA and solar technology power purchase agreements (PPAs). Contracted revenues for fiscal 2010 included $62.2 million in cash orders and $11.7 million in financed contracts from OTAs and PPAs.
For fiscal year 2011, the Company reported preliminary GAAP net income of $1.2 million, or $0.05 per share, which includes the favorable one-time tax benefit of $0.6 million, or

$0.03 per share. For fiscal year 2010, GAAP net loss was $(4.2 million), or $(0.19) per share.
Key Business Highlights
During the fourth quarter of fiscal 2011:
•	Orion increased the number of facilities retrofitted with its Compact Modular high-intensity fluorescent lighting technology to 6,807 as of the end of the fourth quarter fiscal 2011 (compared to 6,517 as of the end of the third quarter of fiscal 2011), representing 1.1 billion square feet of installed facilities.

•	Total deployments of the InteLite® wireless controls increased to 603 customer locations, consisting of 72,526 dynamic control devices (or transceivers) and 573 control panels (compared to 65,839 transceivers and 551 control panels as of the end of the third quarter of fiscal 2011). The deployments represent 32.6 million square feet of installed facilities as of the end of the fourth quarter of fiscal 2011 (compared to 29.6 million square feet as of the end of the third quarter of fiscal 2011).

•	Total Apollo® solar light pipes installed increased to 11,787 total units (compared to 8,952 total units as of the end of the third quarter 2011), representing 5.3 million square feet of installed facilities as of the end of the fourth quarter of fiscal 2011 (compared to 4.0 million square feet of installed facilities as of the end of the third quarter of fiscal 2011). The unit volumes represented the single largest quarter of shipments for Apollo® solar light pipes in the Company’s history.

•	As previously announced in February, Orion renewed a long-standing relationship with a third-party finance company to sell certain qualifying OTA contracts on a non-recourse basis. The finance company has taken over various back-office procedures relating to the underwriting, funding and servicing of qualifying OTA contracts, at a cost of capital that is expected to be consistent with rates that Orion has charged finance customers historically.

•	OTA finance contracts entered into under a capital lease structure were $2.5 million during the fourth quarter of fiscal 2011, representing 70% of the total contracted revenue from OTAs. Orion generally expects these OTA contracted revenues to be recognized as GAAP revenue during the first quarter of fiscal 2012, although on a discounted net present value basis. Included in the $2.5 million were $0.4 million of commitments to purchase OTA capital leases by the third-party finance company.

•	Orion also announced in recent months the key executive appointments of Richard Gaumer, CPA, CFE, to Executive Vice President of Operations, Michael Harris, CPA, to Chief Financial Officer, Scott Jensen, CPA, to Chief Accounting Officer, and James Jackson to Senior Vice President of Sales.

Neal Verfuerth, Chief Executive Officer of Orion commented, “We are pleased to report a second consecutive quarter of strong, double-digit revenue growth and the return to profitability for the full fiscal year 2011. Fiscal 2011 results show Orion’s business model is working, as unit shipments also increased at strong double-digit rates across all major product categories. The recent changes to the structure and funding of OTA finance contracts, along with a generally improving macroeconomic environment, position Orion to further improve upon its financial performance heading into fiscal 2012.”
“We continue to see a number of encouraging indicators in recent months that point toward a building pipeline of potential cash and OTA projects,” continued Mr. Verfuerth. “Orion is and will be investing in a number of sales and marketing initiatives during fiscal 2012 to capitalize on several growth opportunities. Our recent executive appointments in the sales, operations and finance areas of the business have rounded out a management team at Orion that will further facilitate the execution of our strategic growth plans.”
Fiscal 2012 Outlook
For fiscal 2012, the Company currently expects GAAP revenue to be between $112 million and $118 million. The Company’s expectation of GAAP earnings per share for fiscal 2012 is between $0.18 and $0.22 per diluted share.
The Company currently expects the forecasted ranges for other key financial-statement line items and metrics for fiscal 2012 to be as follows:
•	Gross margin — 33.2% to 35.2%

•	Operating margin — 7.0% to 8.0%

•	Effective tax rate — approximately 40.0%

•	Diluted share count — 23.9 to 24.7 million

•	Capital spending (excluding operating leases) — $2.5 to $3.0 million

•	Capital spending for equipment held under OTAs and PPAs — $1.8 to $2.4 million

•	Depreciation and amortization — $3.9 to $4.5 million

•	Stock-based compensation expense — $1.7 to $2.1 million
Historically, Orion has tended to experience revenue in the first quarter that represents the lowest or second-lowest quarterly revenue amount within any given fiscal year. Also, on a historical basis, the Company tends to experience a sequential decline in revenue during the first quarter of a fiscal year relative to the fourth quarter of the prior fiscal year. For the first quarter of fiscal 2012, the Company currently expects GAAP revenue to be between $20 million and $22 million and GAAP earnings per share to be between $(0.02) and $0.00.
The above guidance is based on the Company’s current expectations. These statements are forward-looking and actual results may differ materially. The Company assumes no obligation to publicly update or revise its outlook. Investors are reminded that actual results may differ, and may differ materially, from these estimates for the reasons described below under the caption “Safe Harbor Statement” and in the Company’s filings with the Securities and Exchange Commission.
Cash, Debt and Liquidity Position
Orion had $11.6 million in cash and cash equivalents and $1.0 million in short-term investments as of March 31, 2011, compared to $9.9 million and $1.0 million, respectively, at December 31, 2010. Total short and long-term debt was $5.4 million as of March 31, 2011, compared to $5.9 million at December 31, 2010. There were no borrowings outstanding under the Company’s revolving credit facility as of March 31, 2011, which has an availability of $13.3 million.
Supplemental Information
In conjunction with this press release, Orion has posted supplemental information on its website which further discusses the financial performance of the Company for the three and twelve months ended March 31, 2011. The purpose of the supplemental information is to provide further discussion and analysis of the Company’s financial results for the fourth quarter and fiscal year ended 2011. The supplemental information can be found in the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm.
Potential Change in Accounting for Certain Orion Throughput Agreements
We are currently discussing with our independent registered public accounting firm whether GAAP would require us to account for our transactions under our historical Orion Throughput Agreements, or OTAs, as sales-type leases instead of our current accounting treatment of such transactions as operating leases. Our current method of accounting for our OTA transactions defers revenue recognition over the full five year-term of our OTA contracts, only recognizing revenue on a monthly basis as customer payments are due, while our upfront sales, general and administrative expenses related to these OTA contracts are recognized immediately. This is the reason that for several periods we also reported non-GAAP revenues and earnings per share that reflected immediate revenue recognition of such OTA transactions based on the present value of the expected cash flows from such OTA contracts.
If we reach a conclusion that GAAP would require our historical OTA contracts to be accounted for as sales-type leases, we plan to voluntarily submit such determination for confirmation with the Office of the Chief Accountant (OCA) of the Securities and Exchange Commission to ensure that the OCA does not object to our conclusion. While we hope to resolve this issue in the next three to four weeks, there is no assurance that such process could be completed in time to allow for a timely filing of our fiscal 2011 Annual Report on Form 10-K by its due date of June 9, 2011.
If we determine sales-type accounting treatment for our historical OTA contracts is appropriate, we may be required to restate our financial statements for fiscal 2010 (including each fiscal quarter therein) and/or for our first three quarters of fiscal 2011, as well as the currently reported preliminary results for the fourth quarter of fiscal 2011 and the full fiscal year 2011. In the event of a restatement, such prior financial statements could no longer be relied upon. Generally, any such change in accounting treatment and financial statement restatements is expected to result in:
•	No impact to cash, cash equivalents, short-term investments and overall cash flow.

•	An increase in GAAP revenue for the full fiscal years 2011 and 2010.

•	An increase in GAAP net income and earnings per share for the full fiscal year 2011 and a reduction in GAAP net loss and loss per share for the full fiscal year 2010.
Conference Call
Orion will host a conference call on Wednesday, May 18, 2011 at 5:00 p.m. Eastern (4:00 p.m. Central/2:00 p.m. Pacific) to discuss details regarding its fiscal 2011 fourth quarter and fiscal year 2011 performance. Domestic callers may access the earnings conference call by dialing 877-754-5294 (international callers, dial 678-894-3013). Investors and other interested parties may also go to the Investor Relations section of Orion’s Web site at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.
Definition and Reconciliation of Contracted Revenues
Orion defines contracted revenues, which is a financial measurement not recognized under GAAP, as contracted revenue from firm customer purchase orders received, including both purchase orders payable immediately in cash and for potential future revenues expected to be realized under firm OTAs and discounted potential future revenues under PPAs. These contracts are expected to be paid by the Company’s customers over the life of the OTAs and solar PPAs. For OTA and cash contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the agreements within 90 days from the firm contract date. For PPA contracted revenues, Orion generally expects that it will begin to recognize GAAP revenue under the terms of the PPAs within 180 days from the firm contract date. Orion believes that total contracted revenues are a key financial metric for evaluating and measuring the Company’s performance because the measure is an indicator of the Company’s success in its customers’ adoption and acceptance of the Company’s energy products and services as it measures firm contracted revenue value, regardless of the contract’s cash or deferred financing structure and the related different GAAP revenue recognition treatment.
Orion’s management uses the foregoing non-GAAP financial measurement to evaluate its ongoing operations and for internal planning, budgeting, forecasting and business management purposes. Accordingly, Orion believes it is useful for its investors to review, as applicable, information that both includes and excludes the expected future revenue from its OTAs and PPAs in order to assess the relative performance of Orion’s business. Management includes within the Company’s reported contracted revenues the impact of the future potential gross revenue from OTAs and the discounted future potential revenue from

PPAs because management believes that these adjustments reflect the increasing shift of customer purchasing decisions from cash purchases to the Company’s OTA and PPA product purchase financing solution. A schedule that reconciles the Company’s GAAP revenue and Non-GAAP contracted revenue is set forth below. Investors are encouraged to review this reconciliation to ensure that they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.
In Orion’s earnings releases, conference calls, slide presentations and/or webcasts, it may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release below. These non-GAAP financial measures are not prepared in accordance with GAAP. These measures may differ from the non-GAAP information, even where similarly titled, used by other companies and, therefore, should not be used to compare the Company’s performance to that of other companies. There are significant limitations associated with the use of non-GAAP financial measures. The additional non-GAAP financial information presented below should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP.
Included below is a reconciliation of contracted revenues to revenues recognized under GAAP for the fiscal 2011 fourth quarter and fiscal year 2011 (in millions).

	Three months ended	Twelve months ended
	March 31, 2011	March 31, 2011
Total contracted revenues	$29.0	$103.9
Change in backlog (1)	0.8	(4.6)
Contracted revenue from OTAs and PPAs (2)	(3.6)	(16.5)
Sale of OTA contracts	5.5	5.5
OTA and PPA GAAP revenue	0.7	2.4
Other miscellaneous	(0.8)	(1.0)

Revenue — GAAP basis	$31.6	$89.7

(1)	Change in backlog reflects the (increase) or decrease in cash orders at the end of the respective period where product delivery or service performance has not yet occurred. GAAP revenue will be recognized when the performance conditions have been satisfied, typically within 90 days from the end of the period.

(2)	Contracted revenues from OTAs and PPAs are subtracted to reconcile the GAAP revenue as recognition of GAAP revenue will occur in future periods.
About Orion Energy Systems
Orion Energy Systems, Inc. (NYSE Amex: OESX) is a leading power technology enterprise that designs, manufactures and deploys energy management systems — consisting primarily of high-performance, energy efficient lighting platforms, intelligent wireless control systems and direct renewable solar technology for commercial and industrial customers — without compromising their quantity or quality of light. Since December 2001, Orion’s technology has benefitted its customers and the environment by reducing its customers:
•	Energy demand by 638,626 kilowatts, or 15.5 billion kilowatt-hours;

•	Energy costs by $1.2 billion; and

•	Indirect carbon dioxide emission by 10.1 million tons.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions, including customer capital expenditure budgets; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the increasing customer preferences to purchase the Company’s products through its OTAs and PPAs rather than through cash purchases; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) the increasing relative volume of the Company’s product sales through its wholesale channel; (viii) a reduction in the price of electricity; (ix) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (x) increased competition from government subsidies and utility incentive programs; (xi) dependence on customers’ capital budgets for sales of products and services; (xii) Orion’s development of, and participation in, new product and technology offerings or applications; (xiii) legal proceedings, including the securities litigation pending against Orion; and (xiv) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our Web site.

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS1
(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2011	2010	2011
Product revenue	$16,582	$29,609	$58,227	$83,689
Service revenue	2,294	2,022	7,191	6,016

Total revenue	18,876	31,631	65,418	89,705

Cost of product revenue	10,901	20,862	38,628	56,428
Cost of service revenue	1,811	1,410	5,266	4,499

Total cost of revenue	12,712	22,272	43,894	60,927

Gross profit	6,164	9,359	21,524	28,778

Operating expenses:
General and administrative	3,479	2,789	12,836	11,431
Sales and marketing	3,420	3,616	12,596	13,740
Research and development	576	536	1,891	2,333

Total operating expenses	7,475	6,941	27,323	27,504

Income (loss) from operations	(1,311)	2,418	(5,799)	1,274

Other income (expense):
Interest expense	(63)	(183)	(260)	(406)
Extinguishment of debt	250	—	250	—
Dividend and interest income	21	13	269	32

Total other income (expense)	208	(170)	259	(374)

Income (loss) before income tax	(1,103)	2,248	(5,540)	900

Income tax expense (benefit)	(278)	479	(1,350)	(298)

Net income (loss)	$(825)	$1,769	$(4,190)	$1,198

Basic net income (loss) per share	$(0.04)	$0.08	$(0.19)	$0.05
Weighted-average common shares outstanding	22,254,668	22,827,016	21,844,150	22,678,411
Diluted net income (loss) per share	$(0.04)	$0.08	$(0.19)	$0.05
Weighted-average common shares outstanding	22,254,668	23,332,133	21,844,150	23,198,063

[1]	The Company is currently discussing with our independent registered public accounting firm whether GAAP would require us to account for our transactions under our historical Orion Throughput Agreements, or OTAs, as sales-type leases instead of our current accounting treatment of such transactions as operating leases. See the section above titled “Potential Change in Accounting for Certain Orion Throughput Agreements” for details on how the Company could potentially be required to restate its financial results.
     The following amounts of stock-based compensation were recorded (in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2010	2011	2010	2011
Cost of product revenue	$59	$71	$222	$187
General and administrative	137	142	539	560
Sales and marketing	221	146	691	523
Research and development	10	10	39	31

Total	$427	$369	$1,491	$1,301

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	March 31,
	2010	2011
Assets
Cash and cash equivalents	$23,364	$11,560
Short-term investments	1,000	1,011
Accounts receivable, net of allowances of $382 and $436	14,617	26,483
Inventories, net	25,991	29,507
Deferred tax assets	—	—
Prepaid expenses and other current assets	2,974	1,909

Total current assets	67,946	70,470

Property and equipment, net	30,500	33,975
Patents and licenses, net	1,590	1,620
Deferred tax assets	2,610	3,470
Other long-term assets	975	5,060

Total assets	$103,621	$114,595

Liabilities and Shareholders’ Equity
Accounts payable	$7,761	$12,479
Accrued expenses and other	3,844	2,760
Deferred tax liabilities	44	406
Current maturities of long-term debt	562	1,137

Total current liabilities	12,211	16,782

Long-term debt, less current maturities	3,156	4,225
Deferred revenue, long-term	186	2,319
Other long-term liabilities	398	399

Total liabilities	15,951	23,725

Additional paid-in capital	122,515	124,407
Shareholder notes receivable	—	(193)
Treasury stock	(32,011)	(31,708)
Accumulated deficit	(2,834)	(1,636)

Total shareholders’ equity	87,670	90,870

Total liabilities and shareholders’ equity	$103,621	$114,595

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended March 31,
	2010	2011
Operating activities
Net income (loss)	$(4,190)	$1,198
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,072	4,191
Stock-based compensation expense	1,491	1,301
Deferred income tax benefit	(1,425)	(497)
Gain (loss) on sale of assets	(16)	(13)
Change in allowance for notes and accounts receivable	458	54
Extinguishment of debt	(139)	—
Other	48	51
Changes in operating assets and liabilities:
Accounts receivable	(3,205)	(11,920)
Inventories	(6,409)	(3,516)
Prepaid expenses and other current assets	268	(859)
Accounts payable	(56)	4,718
Accrued expenses	1,529	(1,084)

Net cash used in operating activities	(8,574)	(6,376)

Investing activities
Purchase of property and equipment	(5,649)	(3,192)
Purchase of property and equipment leased to customers under operating leases	(4,795)	(4,306)
Purchase of short-term investments	—	(11)
Sale of short-term investments	5,522	—
Additions to patents and licenses	(299)	(157)
Proceeds from sales of long-term assets	—	—
Proceeds from disposal of equipment	7	1

Net cash used in investing activities	(5,214)	(7,665)

Financing activities
Payment of long-term debt	(805)	(2,077)
Proceeds from long-term debt	200	3,721
Proceeds from shareholder notes	—	3
Repurchase of common stock into treasury	(475)	—
Excess tax benefits from stock-based compensation	80	143
Deferred financing costs and offering costs	—	(57)
Proceeds from issuance of common stock	1,989	504

Net cash provided by financing activities	989	2,237

Net decrease in cash and cash equivalents	(12,799)	(11,804)
Cash and cash equivalents at beginning of period	36,163	23,364

Cash and cash equivalents at end of period	$23,364	$11,560

Investor Relations Contact
Mike Harris
Chief Financial Officer
Orion Energy Systems
(920) 892-5412
mharris@oesx.com